Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of November 17, 2009, by and among: PEET’S COFFEE & TEA, INC., a Washington corporation (“Parent”); MARTY ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”); and DIEDRICH COFFEE, INC., a Delaware corporation (the “Company”).

RECITALS

A. Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger dated as of November 2, 2009 (the “Merger Agreement”).

B. Section 9.1 of the Merger Agreement permits the parties to amend the Merger Agreement, with the approval of the respective boards of directors of the Company and Parent, by an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

C. The parties desire to amend the Merger Agreement as provided in this Amendment.

D. The respective boards of directors of Parent, Merger Sub and the Company have approved this Amendment.

AGREEMENT

The parties to this Amendment, intending to be legally bound, agree as follows:

Section 1. DEFINITIONS

1.1 Definitions; References. Each capitalized term used but not defined in this Amendment shall have the meaning assigned to such term in the Merger Agreement. Each reference in the Merger Agreement (including references added to the Merger Agreement by means of this Amendment) to “hereof,” “hereunder,” “hereby,” “this Agreement,” “the Agreement” or any similar term shall, from and after the date of this Amendment, refer to the Merger Agreement (as amended by this Amendment). Each reference in the Merger Agreement (including references added to the Merger Agreement by means of this Amendment) to the “date of this Agreement”, “date of the Agreement”, the “date hereof” or any similar term shall refer to November 2, 2009. Except as otherwise indicated, all references in the Merger Agreement (including references added to the Merger Agreement by means of this Amendment) to “Sections” are intended to refer to Sections of the Merger Agreement (as amended by this Amendment), and not sections of this Amendment.

Section 2. AMENDMENTS TO MERGER AGREEMENT

2.1 Amendment to Certain Nasdaq References in the Merger Agreement. All references to the “Nasdaq Capital Market” in Sections 1.1(e), 2.5(d) and 6.8 of the Merger Agreement, and in the definition of “Parent Average Stock Price” in Exhibit A to the Merger Agreement, are hereby replaced with references to the “Nasdaq Global Select Market”.

2.2 Amendment to Section 4.3 of the Merger Agreement. The first sentence of Section 4.3 of the Merger Agreement is hereby replaced in its entirety with the following:

“The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, and 10,000,000 shares of the Preferred Stock, no par value per share, of Parent (of which no shares have been issued or are outstanding).”

2.3 Amendment to Section 5.3(g)(iii) of the Merger Agreement. Clause (vi) of Section 5.3(g)(iii) of the Merger Agreement is hereby replaced in its entirety with the following:

“(vi) during such four (4) business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement or the Offer or enter into an alternative transaction so that the failure to make a Recommendation Change in light of such Intervening Event could not reasonably be expected to constitute a breach of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements;”

2.4 Amendment to Exhibit B to the Merger Agreement. Exhibit B to the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“The obligation of Acquisition Sub to accept for exchange and deliver consideration for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the additional conditions set forth in clauses “(a)” through “(k)” below. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Acquisition Sub shall not be required to accept for exchange or deliver consideration for, and may delay the acceptance for exchange or the delivery of consideration for, any tendered shares of Company Common Stock, if (i) the Minimum Condition shall not be satisfied by midnight, Eastern Time, on the expiration date of the Offer (taking into account any extensions made pursuant to Section 1.1(d)), or (ii) any of the following additional conditions shall not be satisfied or have been waived in writing by Parent:

(a) each of the Designated Representations shall have been accurate in all material respects as of the date of the Agreement, and shall be accurate in all material respects at and as of the expiration time of the Offer with the same force and effect as if made at and as of such time (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all material respects as of such date or time); provided, however, that, for purposes of determining the accuracy of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded;

(b) each of the representations and warranties of the Company set forth in the Agreement (other than those referred to in clause “(a)” above) shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the expiration time of the Offer with the same force and effect as if made at and as of such time (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all respects as of such date or time), except where the failure of such representations and warranties to be accurate, including the circumstances constituting or giving rise to such inaccuracies, considered in the aggregate, do not constitute a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded;

(c) each covenant set forth in the Agreement that the Company is required to comply with or to perform at or prior to the Acceptance Time shall have been complied with or performed in all material respects, or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured;

(d) since the date of the Agreement, no Company Material Adverse Effect shall have occurred and be continuing;

(e) Parent and the Company shall have received a certificate executed by the Company’s Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses “(a),” “(b),” “(c)” and “(d)” of this Exhibit B have been duly satisfied;

(f) the waiting period applicable to the Offer under the HSR Act shall have expired or been terminated;

(g) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC and be outstanding, and no proceeding for that purpose shall have been initiated by the SEC and be outstanding or be threatened by the SEC;

(h) no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or preventing consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body having authority over Parent, Acquisition Sub or the Company and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Offer or the Merger by a Governmental Body having authority over Parent, Acquisition Sub or the Company that makes the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger illegal;

(i) there shall not be pending, or threatened in writing, any Legal Proceeding by any Governmental Body having authority over Parent, Acquisition Sub or the Company challenging or seeking to restrain or prohibit the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger or any of the other Contemplated Transactions;

(j) no Triggering Event shall have occurred; and

(k) the Agreement shall not have been validly terminated.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and may be waived by Parent, in whole or in part at any time and from time to time, in the sole discretion of Parent.”

Section 3. MISCELLANEOUS

3.1 No Further Amendment. Except as otherwise expressly provided in this Amendment, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect.

3.2 Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party hereto and thereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

3.3 Applicable Law; Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to the Merger Agreement or this Amendment or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.

3.4 Entire Agreement; Counterparts. Without limiting Section 8.2 of the Merger Agreement, the Merger Agreement (as amended by this Amendment) and the other agreements referred to in the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof;

provided, however, that the provisions of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

PEET’S COFFEE & TEA, INC.

By:	/s/ Tom Cawley
Name:	Thomas P. Cawley
Title:	CFO

MARTY ACQUISITION SUB, INC.

By:	/s/ Tom Cawley
Name:	Thomas P. Cawley
Title:	CFO

DIEDRICH COFFEE, INC.

By:	/s/ Sean M. McCarthy
Name:	Sean M. McCarthy
Title:	CFO

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